Exhibit 3.116

1656495

State of California
OFFICE OF THE SECRETARY OF STATE

CORPORATION DIVISION

I, *MARCH FONG EU*, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this

JAN 1 9 1990

THE GREAT SEAL OF THE STATE OF CALIFORNIA
EUREKA

March Fong Eu

Secretary of State

ARTICLES OF INCORPORATION
OF
GROUX DISTRIBUTION, INC.
I
     The name of this corporation is GROUX DISTRIBUTION, INC.
II
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
     The name and address in the State of California of this corporation’s initial agent for service of process is:
S. Lee Hancock
18400 Von Karman, Fourth Floor
Irvine, California 92715-1597
IV
     This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred thousand (100,000).
V
     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
VI
     This corporation is authorized to provide indemnification of agents, as that term is defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by said Section 317, for breach of duty to the corporation and its shareholders, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized hereby pursuant to paragraph (11) of subdivision (a) of Section 204 of the California General Corporation Law.
DATED: January 15, 1990
/s/ S. LEE HANCOCK
S. LEE HANCOCK Incorporator